November 15, 2011

State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105

Attention: Mark Nicholson

Re: ARIEL INVESTMENT TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Ariel International Equity Fund.

In accordance with Section 9.B., the Additional Portfolios provision, of the Custody Agreement dated as of August 19, 1994 by and between the Fund and State Street Bank and Trust Company (formerly Investors Fiduciary Trust Company), the undersigned Trust hereby requests that your bank act as Custodian for the Ariel International Equity Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Trust hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 2 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

ARIEL INVESTMENT TRUST on behalf of Ariel International Equity Fund

By: /s/ Anita M. Zagrodnik

Name: Anita M. Zagrodnik

Title: Duly Authorized

Agreed and Accepted: STATE STREET BANK AND TRUST COMPANY

By: /s/ Mark Nicholson Name: Mark Nicholson Title: Senior Vice President, Duly Authorized

Effective Date: 12-19 , 2011

200 East Randolph Drive, Suite 2900
Chicago, Illinois 60601
312.726.014.0
312.726.7473 fax
arielinvestments.com